AMENDMENT TO PARTICIPATION AGREEMENT

METROPOLITAN LIFE INSURANCE COMPANY (“the Company”) on behalf of itself and certain of its separate accounts (each such account hereinafter referred to as the “Account”); the Trust for the Advised Portfolio (the “Trust”), a Delaware statutory trust on behalf of each series listed on Schedule B of the agreement (defined below) (each a “Fund,” collectively the “Funds”), Quasar Distributors, LLC, a Delaware limited liability Company (the “Distributor”) and 1919 Investment Counsel, LLC, a Delaware limited liability company (the “Adviser”) entered into a participation agreement dated November 7, 2014 (the “Agreement”). This Amendment (the “Amendment”) to the Agreement is entered into as of March 17, 2021, 2020, by and among The Company on its own behalf and on behalf of each Account of The Company as set forth in the Agreement, the Trust on behalf of the Funds, the Adviser and the Distributor (“the Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, each Account invests in shares of certain of the series (“Funds”) that constitute separate portfolios of the Trust and that serve as funding vehicles for the Accounts offered under variable annuity and/or life insurance contracts issued by the Company (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Company (the “Contract Owners”); and

WHEREAS, the Trust maintains on its books and records one or more account(s) that hold and record ownership of shares of the Trust; and

WHEREAS, each Account is registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Rule 30e-1 under the 1940 (“Rule 30e-1”) Act requires the Trust to deliver copies of its shareholder reports to each Account as the record owners of shares of such Funds; and

WHEREAS, Rule 30e-2 under the 1940 Act (“Rule 30e-2”) requires each Account to deliver such Trust shareholder reports to Contract Owners, and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances; and

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website; and

WHEREAS, the Parties desire to amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act (“Rule 30e-3”) and Rule 498A, as amended from time to time (the “Rules”), to permit (i) the Trust to no longer deliver copies of Trust shareholder reports to each Account as would otherwise be required by Rule 30e-1, and (ii) each Account to deliver Trust shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 including the website hosting of certain Trust materials required by Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2; and (iii) to permit the Parties to meet any Fund Statutory Prospectus delivery to Contract Owner requirements under Section 5(b)(2) of the 1933 Act by using the provisions of Rule 498A including website hosting of certain Fund Documents (defined below) required by Rule 498A rather than the delivery methods that would otherwise be required by Section 5(b)(2); and

WHEREAS, the Company cannot host such website in compliance with Rule 30e-3 and Rule 498A unless the Trust prepares and provides certain Trust documents and materials that are specified in the Rules;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to amend the Agreement by supplementing it as follows:

1.	Provision of Fund Documents Maintaining Website and Website Posting
a.

Fund Documents. The Trust and/or Adviser and/or Distributor are responsible for preparing and providing the following “Fund Documents” as specified in paragraph (b)(1) of Rule 30e-3 and Paragraph (j)(1)(iii) of Rule 498A: (i) Summary Prospectus for the Funds; (ii) Statutory Prospectus for the Funds; (iii) Statement of Additional Information (“SAI”) for the Funds; (iv) Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders); (v) Complete Fund Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and (vi) Fund Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

b.	Deadline for Providing and Keeping Current Fund Documents.

(i)

The Trust and/or Adviser and/or Distributor shall provide the Summary Prospectus, Statutory Prospects and SAI for the Funds to the Company or its designee, no later than 7 business days before the effective date of the Statutory Prospectus to facilitate the required website posting and provide updated versions as necessary, in order to facilitate a continuous offering of the Trust’s securities and the Contracts.

(ii)

The Trust and/or Adviser and/or Distributor shall provide the Shareholder Reports and Portfolio Holdings on a timely basis but no later than 7 business days before the date each time that these materials are required to be posted by Rule 30e-3.

c.	Format of Fund Documents. The Trust and/or Adviser and/or Distributor shall provide the Fund Documents to the Company or its designee in an electronic format that is suitable for website posting that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)

permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust and/or Advisor and/or Distributor fulfill their obligations under this Amendment (“Specified Website”). The Specified Website shall be publicly available, is as identified in Schedule A hereto and may be changed by the Company from time to time in its sole discretion.

2.	Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii) The Trust and Distributor shall ensure that a summary prospectus is used for the Funds, in accordance with paragraph (j)(1)(ii) of Rule 498A.

3.	Website Hosting and Notice Fee.

(a)

The Trust and/or Adviser and/or Distributor shall bear the costs of managing, formatting, hosting and maintaining the Fund Documents on the website hosted by the Company. The Trust and/or Adviser and/or Distributor shall also bear the cost of managing, formatting, hosting and distributing the Fund Documents for electronic delivery.

(b)

The Trust and/or Adviser and/or Distributor shall bear the costs of preparing and mailing the Notices of the availability of the Trust’s Shareholder Reports to Contract Owners (the Notices required by paragraph (c) of Rule 30e-3).

(c)

In order for the Company to ensure that the Fund Documents are kept current and posted for the duration or period required by Rule 30e-3 and paragraph (h) of Rule 498A, the Trust shall promptly provide to the Company any amendments to the Fund Documents;

(d)

the Company shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3, which shall constitute compliance with subsections (a) through (c) of Section 1 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 means the Company on behalf of the Accounts).

4.	Provision of Fund Documents for Paper Delivery.

a.

The Trust, Adviser and/or Distributor or their designee shall, if requested by the Company provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution (pursuant to requests from Contract Owners; see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A); the cost of providing the electronic documentation and of such printing to be borne by the Trust, Adviser and/or Distributor r.

b.

The Trust and/or Adviser and/or Distributor shall reimburse the Company for the costs of mailing (including postage) the Trust’s Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and Notice Fee specified above.

5.	Paper Notice to Contract Owners. The Company shall be responsible for providing the paper Notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3.

6.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Fund Documents, in accordance with paragraph (e) of Rule 30e-3 paragraphs (i)(1) and (j)(3) of Rule 498A. The cost of providing the paper copy of Fund Documents, including printing and mailing (including postage) Fund Documents, will be borne by the Trust, Adviser and/or Distributor.

7.

Investor Elections to Receive Future Trust Reports in Paper. The Company shall be responsible for fulfilling Contract Owner elections to receive future Trust shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3. The cost of providing the paper copy of Shareholder Reports, including printing and mailing (including postage) of Shareholder Reports, will be borne by the Trust, Adviser and/or Distributor.

8.

Fund Expense and Performance Data. The Trust shall provide such data regarding each Fund’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust shall provide the following Fund expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Company), but in no event later than 45 calendar days after the close of each Fund’s fiscal year.

a.

the gross “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

b.

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Fund calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4 and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Fund (or Trust); and

c.

the “Average Annual Total Returns” for each Fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

9.

Content of Fund Documents. The Trust, Adviser and/or Distributor shall be responsible for the content of the Fund Documents as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Trust under the Agreement, the Trust, Adviser and/or Distributor shall be responsible for ensuring that the Fund Documents to be posted to the Specified Website:

a.	Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

10.	Construction of this Amendment; Agreement.

a.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, and Rule 498A under the 1933 Act as they may be amended from time to time, and any interpretations of the Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

b.

To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

11.

Indemnification. The Trust and Adviser and Distributor r specifically agree to indemnify and hold harmless the Company and its officers, directors, employees and agents (“Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any of the Indemnified Parties as a result of (i) any failure or alleged failure by the Trust or Adviser and/or Distributor to provide Fund Documents in a timely fashion as required by this Amendment, or (ii) any failure or alleged failure to fulfill any of their other and responsibilities under this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement. The Parties hereto agree that all other provisions of the Agreement, as amended, shall apply to the terms of this Amendment as applicable.

12.

Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment. The Trust and/or Adviser and/or Distributor will provide all Fund Documents as specified in this Amendment beginning January 1, 2021.

13.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

14.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Trust and Adviser and/or Distributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

METROPOLITAN LIFE INSURANCE COMPANY (ON BEHALF OF ITSELF AND EACH SEPARATE ACCOUNT) (“THE COMPANY”)

By:	/s/ Howard Kurpit

Print Name:	Howard Kurpit

Title:	Sr. Vice President

TRUST FOR THE ADVISED PORTFOLIOS (on behalf of itself and each Fund) (THE “TRUST”)

By:	/s/ Chris Kashmerick

Print Name:	Chris Kashmerick

Title:	President

1919 INVESTMENT COUNSEL, LLC (the “Adviser”)

By:	/s/ Scott J. Liotta

Print Name:	Scott J. Liotta

Title:	Vice President

QUASAR DISTRIBUTORS, LLC (THE “DISTRIBUTOR”)

By:	/s/ Mark Fairbanks

Print Name:	Mark Fairbanks

Title:	Vice President

APPENDIX A

Specified Website:

www.metlife.com/